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                                                               EXHIBIT 4.(a)(xx)

                                                            MADGE TECHNOLOGY NV.
                                                            Kaya Douwe Zalm 1-L,
                                                                        Curacao,
                                                        The Netherlands Antilles


27th December, 2001.



Dear Mr Madge,

           EMPLOYMENT TERMINATION AGREEMENT BETWEEN ROBERT H MADGE AND
                      MADGE TECHNOLOGY NV (THE "COMPANY")


I refer to the termination of your employment by the Company (or any Group Company if applicable) by mutual consent effective October 10 2001 (the "Termination Date").

The following terms have been agreed between us:

1.       DEFINITIONS

         In this letter:

         Parent Company                  means Madge Networks NV

         Group Company                   means the Parent Company and any
                                         Subsidiary and Associated company/ies
                                         of the Parent Company from time to time
                                         excluding the Company;

         Associated company              means as defined by United States
                                         Generally Accepted Accounting
                                         Principals ("GAAP");

         Subsidiary company              means as defined by United States GAAP.


2.       PRIVATE MEDICAL INSURANCE

         The Company will cease to provide you with any cover under its Group Private Health Insurance Scheme from the Termination Date.

3.       LIFE INSURANCE

         The Company will cease to provide you with any cover under its Group Life Insurance and Permanent Health Insurance schemes from the Termination Date.


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4.       CONSULTANCY AGREEMENT

         The Company will, or will procure that a Group Company shall, at the conclusion of this agreement enter into a consultancy agreement with you, effective October 10, 2001, which is to remain in effect through October 9, 2003, and which will not be cancellable at the option of the Company except for reason of gross misconduct. The Consultancy Agreement will provide for your availability to provide consulting services to the Company or other Group Companies from time-to-time in relation to knowledge of the past activities of Group Companies and the strategic development of Group Companies as mutually agreed for a monthly fee of $10,000. For the avoidance of doubt you will not be provided with any benefits or compensation for these services (other than the monthly fee plus any allowable expenses incurred as specified in the Consultancy Agreement) and your relationship with the Company will be that of an independent contractor and not as an employee or agent of the Company or any other Group Company. You will be responsible for direct payment of any taxes on the compensation paid to you under the Consultancy Agreement.

         You are not authorized to bind the Company or make any representations on its behalf in any matter, except as set forth in the Consultancy Agreement or in your capacity as Supervisory Director of the Parent Company.

         This does not affect any appointment to the role of Supervisory director or (if applicable) to Designated Supervisory director of the Parent Company and the additional remuneration you may receive for these roles or for any other fees you may receive as director of any Associated company.


5.       MADGE NETWORKS NV 1993 STOCK PLAN

         Under the terms of the Madge Networks NV 1993 Stock Plan, vesting of options previously granted to you will cease with effect from the date of your termination. You will have a right to exercise the vested portion of any options previously granted to you for a period of 90 days from the date of termination. This does not affect any options granted to you in your new role as Supervisory Board director and proposed new role of Designated Supervisory director (if so appointed) of the Parent Company.

6.       LEGAL PROCEEDINGS

         You will, at the request of the Company, provide the Company and any other Group Company with such assistance as it may reasonably require in the conduct of legal proceedings or any inquiry or investigation in respect of which the Company or its legal advisers believe you may be able to provide assistance. In such a situation the Company will reimburse you for your time and expenses involved.

7.       INDEPENDENT LEGAL ADVICE

         By countersigning this letter, you warrant that you have received independent legal advice as to the terms and effect of this letter and the fact that you will be precluded from bringing a claim of unfair dismissal or for a statutory redundancy payment or a claim of sex, race or disability discrimination or in respect of unauthorized deductions from wages.

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         You represent and warrant that you have informed the Company of all and any contractual, statutory or any other claim that you have or may have against the Company or any other Group Company which arises from your employment or its termination or your role as Managing Director of the Management Board of the Parent Company and you agree that this agreement is entered into by you in relation to such claims.

8.       COMPENSATION

         By way of compensation for loss of office and the termination of your employment (and subject to your fulfillment of the conditions and obligations set out in paragraph 9) the Company agrees to pay or to procure that a Group Company pay to you the sum of $580,000. Any entitlement to bonus payments have already been paid or are included in the Compensation Payment and no additional sum is due to you for bonus payments. The Compensation Payment will be made to you in 24 monthly installments of $24,166 on or around the 28th day of each month, commencing on October 28th, 2001 (and backdated as necessary).

         In addition you will receive a payment of $134,880 in lieu of notice and this will be paid to you in 3 monthly installments on or around the 28th day of each month, commencing on October 28th 2001 (and backdated as necessary).

         All payments specified under this clause 8 are recognised as debts incurred by the company to you as of the date of this Agreement, and the payments by installment are in the form of repayment of the debt (agreed by you in order to spread the cash flow impact on the Company). All such payments may be made by the Company directly or by a Group Company if the Company so elects, in its entire discretion and the Parent Company agrees to guarantee the payment of such sums in the event the Company fails to honour its payment obligations.

9.       YOUR OBLIGATIONS

         In consideration of the Company agreeing to make the Compensation Payment referred to in paragraph 8 by way of compensation for loss of office and in connection with the termination of your employment, you represent, warrant and undertake to the Company that:

9.1 subject to requirements for your role as Supervisory Director of the Parent Company or in conjunction with the Consultancy Agreement, you have returned in good condition and without modification all books, documents, correspondence, computers and computer discs, papers, materials, lease car, mobile telephone, credit or charge cards, keys and security access cards, including all copies thereof, and all other property of or relating to the business or affairs of the Company or any other Group Company or any officer, employee, customer, supplier or agent of the Company or any other Group Company, its or their customers, clients or suppliers, to the Company's premises.

9.2 you have committed no breach of duty (including fiduciary duty) to the Company or any other Group Company and that you are not aware of any such breach by any other director or employee of the Company or any other Group Company.

9.3 you are solely responsible for the payment of any tax of any nature and any liability to national insurance contributions or other payroll taxes (whether payable in the

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         Netherlands or elsewhere) arising by reason of any payment or the provision of any other benefit set out in this letter (save for any tax deducted by the Company from the payments specified in paragraphs 4 and 8 for which the Company shall account to the relevant tax authority). You will fully and effectively indemnify and keep indemnified every Group Company against all liabilities to taxation (including, without limitation, any liability resulting from a failure to deduct tax) and national insurance contributions (including any reasonable costs and expenses) which any such company may incur by reason of such payment or the provision of such benefit.

9.4 there is no fact or circumstance under which any payment is due or could become due from the Company or any other Group Company to you other than under the terms of this letter, the terms of your proposed appointment as a Supervisory Director or as a Designated Supervisory Board member (if applicable) of the Parent Company or under the Consultancy Agreement or by reason of your potential shareholding in the Parent Company.

9.5 you will not make any statement to any third party regarding your employment or its termination or the business affairs of the Company or any other Group Company their suppliers, customers, employees, officers or agents except as required by law or by any regulatory body. In the event that disclosure is required by law or regulatory body you shall provide written notice of the proposed disclosure to the Company at least two working days before you make such disclosure.

9.6 you shall not (save as may be required by law or by any regulatory body or save as such information may be in the public domain or save to your own professional advisers) divulge to any person whatever or otherwise make use and shall use your reasonable endeavours to prevent the divulging or making use of any trade secret or any confidential information concerning the employees or officers or business or finances of the Company or any of its dealings, transactions or affairs or any trade or secret process or any such confidential information concerning any other Group Company or any of their employees, officers, suppliers, agents, distributors or customers; If disclosure is required by law or any regulatory body you will comply with the obligations in clause 9.5 above.

9.7 you will not make any derogatory or critical statements or comments (whether written or oral) concerning the Company or any other Group Company or any of its or their directors, officers, employees, shareholders or investors (and the Company agrees that it will not make any such derogatory statements about you).

9.8 you will not assist in any manner whatsoever (save as required by order of a court of competent jurisdiction) any person, firm or company in bringing any claim against the Company (or any other Affiliate of the Company) or commencing or continuing any legal proceedings against such company that relates to an event that has already occurred and of which you are currently aware.

9.9 you will not (directly or indirectly) on your own account or on behalf of or in conjunction with any person for a period of twelve months after the Termination Date:

         a) be concerned with any business which directly competes with or, at the commencement of your involvement with such business, plans to directly compete with the business carried on at the Termination Date by any Group Company;


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         b)       deal with or canvass or solicit business from, for goods of a similar type to those being manufactured or dealt in by the Company at the Termination Date, or any person who has been a customer of the Company and with whom you were actively involved in the course of your employment;

         c) induce or attempt to induce any Group Company employee who directly reported to you, any manager level employee, any director level employee, any Vice President, or any salesperson or development engineer of any Group Company who is engaged in any business or activity carried on by any Group Company at the Termination Date, to leave the employment of the Company (whether or not this would be a breach of contract by the employee);

                  You acknowledge that the provisions of 9.9 are no more extensive than are reasonable to protect any Group Company. In this clause "person" includes any company, firm, organisation or other entity. Each of the restrictions in each paragraph or sub-clause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those restrictions is void but would be valid if some part of the restriction were deleted the restriction in question shall apply with such modification as may be necessary to make it valid.

                  You also note that the Consultancy Agreement, to be entered into pursuant to clause 4 above, may contain similar restrictive covenants at least for the period of the Consultancy Agreement.

9.10 In the event that you commit any breach of this paragraph 9 you agree to immediately repay to the Company upon demand as a debt all sums which the Company has paid to you pursuant to paragraph 8 which shall include an amount in respect of sums accounted for by the Company to the relevant authorities in respect of tax and National Insurance contributions. For the avoidance of doubt if you commit any such breach, the Company shall have no further obligation or liability to make any further payments to you, pursuant to paragraph 8.


10.      THE COMPANY'S OBLIGATIONS

In consideration of the obligations undertaken by you under this Agreement the Company agrees and the Parent Company hereby guarantees the obligations of the Company under this Agreement that:-

10.1 it will, at your request, provide you with such assistance as you may reasonably require, in the conduct of legal proceedings or any inquiry or investigation brought against you in respect of your actions or omissions whilst acting in your capacity as employee, officer, Managing Director, CEO or Chairman of the board of the Company or of the Parent Company or of any Group Company (for the purposes of this clause such capacity shall be referred to as your capacity as "Employee with the Company");

10.2 it has informed you of all and any contractual, statutory or any other claim that it has or may have against you which arises from you being an Employee of the Company or from the termination of your role as Employee of the Company;


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10.3     you will continue to be covered, to the extent permitted by the policies, under all and any directors & officers' insurance that the Company or any Group Company has or had in place during the period you were an Employee of the Company for acts or omissions that you did as an Employee of the Company;

10.4 there is no fact or circumstance, that the Company is currently aware of, under which any payment is due or could become due from you to the Company or any Group Company;

10.5 it has no claim that the Company is currently aware of against you in your capacity as Employee of the Company, or otherwise, and unconditionally discharges you from your responsibilities as employee except for your obligation to assign any intellectual property developed by you during your employment to the Company and your continuing obligations under this agreement which include obligations related to non-disclosure of company information The Company notes that you are discharged from your liabilities as managing director the Parent Company to the extent that the matter was apparent to the shareholders from the annual accounts that were adopted from time to time by the general meeting of shareholders, subject to certain exceptions in the case of bankruptcy;

10.6 the indemnification agreement previously signed by the Parent Company and yourself continues in force;

10.7 it will not make any statement to any third party regarding your employment or its termination or your business affairs except as required by law or by any regulatory body. In the event that disclosure is required by law or regulatory body the Company shall provide you with written notice of the proposed disclosure at least two working days before it makes such disclosure;

10.8 it shall not (save as may be required by law or by any regulatory body or save as such information may be in the public domain or save to its own professional advisers) divulge to any person whatever or otherwise make use and shall use its reasonable endeavours to prevent the divulging or making use of, any confidential information concerning you or your finances or any of your dealings, transactions or affairs If disclosure is required by law or any regulatory body the Company will comply with the obligations in clause 10.7 above.


11.      SETTLEMENT

         You accept the terms of this letter and any sum paid under it, in full and final settlement of all present and future claims or rights of action arising in all jurisdictions that you have or may have against the Company or any other Group Company or any employees or officers or agents of those companies, relating to your employment or the holding of any office, the termination of your employment or relating to your loss of any office or any other matter arising including any common law or statutory claims that you have or may have against the Company and you will refrain from instituting or continuing and will immediately withdraw unconditionally any legal proceedings or complaint before or to any employment tribunal, or Dutch equivalent, in relation to any such matters as are referred to in this paragraph.


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This letter, and any agreement concluded in relation to it, is to be construed in accordance with and subject to Dutch Law. The proposals contained in it are made without any admission of liability.

Yours sincerely



/s/ Martin Malina
-------------------------
For and on behalf of
Madge Technology NV





/s/ Martin Malina
-------------------------
For and on behalf of
Madge Networks NV



I hereby agree with the terms set out in the letter of which this is a duplicate.





/s/ Robert Madge
-------------------------
Robert Madge

Date: 27 December 2001.

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